Sub-Item 77(k)

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

MADISON MOSAIC FUNDS

MADISON STRATEGIC SECTOR PREMIUM FUND

Pending completion of the audit for the fiscal year ended December 31, 2012, Grant Thornton LLP (the “Prior Auditor”) will no longer serve as the independent registered public accounting firm for the Madison Strategic Sector Premium Fund, Madison Mosaic Income Trust and Madison Mosaic Equity Trust (together, the “Funds”).  The engagement in connection with the Madison Mosaic Government Money Market Trust and Madison Mosaic Tax-Free Trust will end concurrently and be disclosed in connection with their respective Form N-SAR-A for the period ended March 31, 2013.

The Funds are subject to a prospectus/proxy statement on Form N-14 which discloses that the Boards of Trustees of the Funds recommended shareholders of the Funds vote in favor of the Funds’ reorganization as series of Madison Funds (CIK 0001040612; File Number 811-08261) to be effective in April 2013.  The independent registered public accountant of Madison Funds is Deloitte & Touche LLP.  Assuming the reorganizations are timely approved by the Funds’ shareholders, the Funds will not issue another audited certified financial statement.  Nevertheless, pending the consummation of the reorganization of the Funds into Madison Funds before the end of the 2013 fiscal year, the Audit Committees of the Funds appointed Deloitte & Touche LLP as the new independent registered public accounting firm for the Funds effective for the 2013 fiscal year.

The Prior Auditor's report on the financial statements of the Fund for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period the Prior Auditor was engaged, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report.

February 28, 2013 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

Re:    Madison Mosaic Equity Trust
File No. 2-80805

Dear Sir or Madam:

We have read Sub-Item 77K of Form N-SAR of Madison Mosaic Equity Trust dated February 28, 2013, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP